Exhibit 99(a)


        NASDAQ: BOKF



For Further Information Contact:                Stacy Kymes
                                                Senior Vice President
                                                Investor Relations
                                                (918) 588-6542

                                                Danny Boyd
                                                Corporate Communications
                                                (918) 588-6348


               BOK Financial Reports 33 Percent Earnings Increase
                Loan Growth, Credit Quality Highlight the Quarter

     TULSA, Okla. (Tuesday, April 19, 2005) - BOK Financial Corp. (NASDAQ: BOKF) announced first quarter net income of $52.1 million, a 33 percent increase over the first quarter of 2004.

     Net income per diluted share was $0.78, up 32 percent from the $0.59 per diluted share in the first quarter of 2004. The increase in net income was driven by loan growth, improved credit quality and appreciation in the value of mortgage servicing rights.

     Outstanding loans grew at an 8 percent annualized rate during the quarter and totaled $8.1 billion at March 31, 2005. Commercial real estate loans grew $97 million, or 6 percent, since December 31, 2004. Construction and development loans increased $61 million due primarily to increased loans to residential homebuilders. Commercial loans increased $15 million. A $90 million increase in loans to the services sector of the portfolio was partially offset by decreases in loans to the energy and manufacturing sectors. The outstanding balances of energy loans decreased $49 million, or 4 percent, during the quarter as high energy prices provided cash flow to the industry. Loans to the manufacturing sector decreased $16 million.

                                     -more-
Page 2-BOK Financial Earnings

     "We are very pleased to achieve this level of commercial and commercial real estate loan growth while improving our credit quality," said President and CEO Stan Lybarger. "Our loan production office in Phoenix added $21 million in outstanding balances during the first quarter and we expect continued growth opportunities in this market from our recently completed acquisition of Valley Commerce Bank."

     The provision for credit losses was $2.0 million for the first quarter of 2005, compared with $7.0 million for the first quarter of 2004 and $4.4 million for the fourth quarter of 2004. The reduction in provision reflected a continued decrease in the level of required reserves based on impairment and migration analyses. Criticized and classified loans continue to decrease due to a general improvement in borrowers' financial condition and receipt of payments on problem loans. The factors that evidence credit quality have generally improved over the past two years and no indication of a change in this overall trend is anticipated in the near future.

     The reserve for loan losses totaled $109 million at March 31, 2005, which represented 219 percent of nonperforming loans and 1.35 percent of outstanding loans. The reserve for loan losses was 206 percent of non-performing loans and
1.38 percent of outstanding loans at December 31, 2004. BOK Financial also has a separate reserve for credit risk on unfunded loan commitments, which totaled $17 million at March 31, 2005, compared with $19 million at December 31, 2004. The combined reserve for credit losses was 1.57 percent of outstanding loans and 253 percent of nonperforming loans at March 31, 2005.

     Net interest revenue totaled $107.6 million, a 4 percent increase over the first quarter of 2004. Earning assets averaged $12.7 billion for the first quarter of 2005, up $555 million, or 5 percent, compared with the same period of 2004. Outstanding loans contributed $468 million to the increase in earning assets. Asset growth provided $5.4 million to the increase in net interest revenue, partially offset by a $913,000 decrease due to changes in interest rates.

                                     -more-

Page 3-BOK Financial Earnings

     Net interest margin was 3.46 percent for the first quarter of 2005, compared with 3.38 percent for the fourth quarter of 2004 and 3.46 percent for the first quarter of 2004. Net interest margin for the first quarter of 2005 included a 4 basis point benefit from collection of foregone interest on a non-performing loan and fees related to a large loan transaction. The yield on earning assets, excluding the 4 basis point benefits from the above-mentioned revenue, and the cost of interest bearing liabilities both increased 27 basis points compared with the previous quarter. The remaining improvement in net interest margin was provided by growth in non-interest bearing funding sources.

     The value of mortgage servicing rights appreciated due to a 40 basis point increase in mortgage interest rates during the quarter. This increase in value resulted in a $5.6 million reduction in the valuation allowance that is provided to state these assets at fair value. The increase in the value of mortgage servicing rights was partially offset by a $2.1 million loss on securities and derivatives held as economic hedges. The net result was a $3.5 million increase in pre-tax income for the first quarter of 2005 as compared with a net decrease of $1.5 million for the same period in 2004.

     Other operating revenue totaled $79.0 million, a $3.2 million increase from the first quarter of 2004. Trust fees, which increased 17 percent to $16.0 million, led the growth in operating revenue. Trust assets, which totaled $25.4 billion at March 31, 2005, were the primary source of the revenue growth. Brokerage and trading revenue and transaction card revenue increased 13 percent and 12 percent, respectively. The increase in brokerage and trading revenue reflected increases in institutional trading, customer derivative trading and retail investment sales. The increase in transaction card revenue was driven primarily by check card fees. Deposit account service charges, which have been a consistent source of increased fee income, were unchanged from the first quarter of 2004 and down from the fourth quarter of 2004. The volume of overdraft items processed has declined, which is consistent with an apparent trend in the industry. Mortgage banking revenue continued to decrease due to a reduction in loans serviced for others and lower refinancing activity.

                                     -more-

Page 4-BOK Financial Earnings

     Operating expenses for the first quarter of 2005 totaled $102.2 million, down $14.3 million from the first quarter of 2004. The decrease in operating expenses included a $9.3 million reduction in the provision for impairment of mortgage servicing rights. Additionally, operating expenses in the first quarter of 2004 included a $4.1 million contribution of appreciated securities to the BOK Charitable Foundation. Personnel expense totaled $58 million for both the first quarters of 2005 and 2004. Incentive compensation decreased $3.7 million due primarily to expenses that reflect changes in the price per share of BOKF common stock. This decrease was offset by a $2.1 million, or 6 percent, increase in regular compensation expense and a $1.8 million increase in employee benefit costs. The resulting efficiency ratio, based on operating expenses excluding provision for mortgage servicing rights and net gains or losses on repossessed assets, was 57 percent for the quarter.

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., Valley Commerce Bank, N.A., BOSC, Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

     This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," ""estimates," "expects," "forecasts," ""plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.